UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/17/2006

CAREMARK RX INC
(Exact name of registrant as specified in its charter)

Commission File Number:  1-14200

DE	63-1151076
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

211 Commerce Street, Suite 800, Nashville, TN 37201
(Address of principal executive offices, including zip code)

615-743-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On August 17, 2006, the Board of Directors of Caremark Rx, Inc. (the "Company") approved, upon the recommendation of the Compensation Committee, a Special Retirement Plan (the "Plan"), which is effective as of January 1, 2006. The Plan is an unfunded, non-qualified benefit plan that will provide certain executive employees with monthly benefits upon retirement, disability or a change of control of the Company, subject to certain conditions. The Company's named executive officers that are initial participants in the Plan are Howard A. McLure, Senior Executive Vice President and Chief Operating Officer, Rudy Mladenovic, Executive Vice President of Industry Relations and William R. Spalding, Executive Vice President of Strategic Initiatives. The Compensation Committee has the authority to designate employees as participants eligible for benefits under the Plan.

Annual Plan retirement benefits are determined by multiplying an amount equal to 2.5% of each eligible participant's final average compensation by the number of years of a participant's service with the Company, up to a maximum of 20 years. "Final average compensation" means the average annual base salary paid by the Company to a participant during the most recent consecutive 36-month period immediately preceding his or her employment termination.

No benefits will be payable under the Plan unless a participant is continuously employed by the Company or one of its subsidiaries through the earliest of: (i) the date on which he or she becomes disabled, (ii) his or her retirement date after attaining age 58 and completing at least 15 years of service or (iii) following a change of control of the Company, in certain prescribed circumstances. If a participant violates the terms of any restrictive covenants that are applicable to the participant, including non-compete and non-solicitation covenants, all Plan benefits of such participant will immediately cease and be forfeited. In addition, a participant will forfeit his or her Plan benefits if his or her employment is terminated for "cause" as defined in the Plan.

Plan benefits are generally payable on a monthly basis over a 10-year period following retirement; provided that benefit payments to certain specified employees will be delayed for a period of six months after such retirement. If a qualified participant retires before reaching the age of 60, the amount of his or her monthly payment under the Plan will be reduced by one-half percent (0.5%) for each full month between the date benefits commence and the date the participant will attain age 60. A disabled participant will receive Plan benefits on a monthly basis over a 10-year period beginning on the date such participant reaches the age of 60.

If a participant dies prior to retirement, his or her beneficiary, if any, will be entitled to receive Plan benefits on a monthly basis over a 10-year period beginning on the date such participant would have reached the age of 60. If a participant dies after retirement, then all remaining Plan benefits due to him or her will be paid to his or her beneficiary, if any, as soon as practicable, in a lump sum equal to the present value of such remaining installments as of the date of payment.

If a participant's employment is terminated by the successor employer within six months following a change of control of the Company or if the successor employer fails to either offer a participant a retirement benefit comparable in value to the Plan benefit or confirm in writing that the participant will receive his or her benefits pursuant to the Plan, then the participant will be deemed to have met the continuous employment requirement. Such participant will receive Plan benefits on a monthly basis over a 10-year period after the earlier of the date (i) he or she turns 60 or (ii) he or she turns 58 and has completed at least 15 years of service.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

c) Exhibits
Exhibit No.             Description
---------------             ----------------
EX-10.1    Caremark Rx, Inc. Special Retirement Plan

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREMARK RX INC

Date: August 23, 2006	By:	/s/ Peter J. Clemens IV
Peter J. Clemens IV
Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Caremark Rx, Inc. Special Retirement Plan